Investor Acct #: _____

LOAN SERVICING AGREEMENT

This Loan Servicing Agreement, (“Agreement”) is made as of June 9, 2026 between Ignite Funding ("Ignite"), with its principal office located at 6700 Via Austi Parkway, Suite E, Las Vegas, Nevada 89119, and Connect Invest IIII LLC (the "Lender").

RECITALS

WHEREAS, Ignite is a licensed Mortgage Broker in Nevada (Nevada License No. 311) that originates loans evidenced by promissory notes secured by real property, procures borrowers, and acts as the loan servicing agent on behalf of the lenders; and

WHEREAS, Lender wishes to retain Ignite in connection with locating borrowers, originating and servicing a loan in which the Lender will participate either alone or with other lenders (collectively the “Participating Lenders”), all upon the terms and conditions hereinafter set forth.

NOW THEREFORE, for good and valuable consideration the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

1.	The Loans. Lender agrees to make one or more loans as set forth on Appendix A (“Loans”) and Ignite agrees to service the Loans on the terms and conditions set forth herein.

2.	Servicing in Connection with the Placement of each Loan. Ignite will perform the following services in connection with the Loans:

a.	Obtain a promissory note (“Note”), executed by the borrower, in the form determined by Ignite in its sole judgement.

b.	Obtain a deed of trust and assignment of leases and rents or other similar security instruments (“Deed of Trust”) as security for the Note, executed by the borrower, in the form determined by Ignite, in its discretion and cause the same to be recorded with the appropriate county recorder.

c.	Obtain guarantee(s) of the Loans, if applicable, executed by such guarantors as determined by Ignite, in its discretion, in the form determined by Ignite.

d.	Obtain from a reputable title insurance company, at the borrower’s expense, a CLTA or ALTA lender's policy of title insurance in an amount at least equal to the initial principal amount of the Note. Said title insurance shall include such standard endorsements appropriate and prudent for the loan purpose and type as determined by Ignite in its reasonable judgment.

e.	If applicable, Ignite will obtain or cause to be obtained a hazard insurance policy in an amount at least equal to the initial principal amount of the Note, or the full insurable value of the improvements on the encumbered real property, whichever is less. All required insurance policies shall contain a mortgage or loss payee clause naming Ignite (as agent for the Participating Lenders) as an additional insured or loss payee.

f.	Obtain from the borrower and each guarantor of the Loans, a fully completed loan application and credit report.

g.	Obtain documentation with respect to each encumbrance of record to which the particular Note and Deed of Trust will be subject or subordinate, verifying the loan balance of any superior monetary encumbrance, and verifying no existing defaults under such senior encumbrances.

h.	Unless waived in writing by Participating Lenders holding at least 51% of the beneficial interests of record (a “Lender Majority”), which may or may not include the Lender, obtain a recent appraisal or certification of value prepared and executed by an appraiser licensed in the state in which the property is located.

3.	Services in connection with Collection and Maintenance of the Loans. Lender retains Ignite and expressly authorizes Ignite to perform and Ignite agrees to perform the following services in connection with servicing the Loans:

a.	Verify that any improved property securing the Note is insured by a hazard insurance policy as required by the Loans. Ignite will maintain evidence of insurance and renewals thereof.

b.	Keep appropriate accounting records on the Loans payments and sums collected and allocate the amounts collected to principal, interest, late charges, insurance, taxes and other specified categories as may be necessary to properly account for loan proceeds under the loan documents. These records will be available for inspection by Lender at the office of Ignite upon reasonable prior written request during regular business hours. Ignite will provide Lender with regular statements as to the loan collections, in no instance less frequently than annually.

c.	Until all amounts due and owing under the Note are satisfied in full:

(1)	Proceed with commercially reasonable means to collect all principal, interest, late charges, insurance and other specified funds due under the terms of the Note, and make payments to the proper parties.

(2)	In the event the Borrower fails to make a payment as required by Note, Ignite will undertake to collect the payment by, among other things, sending late notices and/or notices of default, contacting the delinquent borrower, commencing foreclosure proceedings, and obtaining legal representation for the Participating Lenders in any litigation or bankruptcy proceedings as deemed necessary by Ignite in its sole judgment. Lender agrees to reimburse Ignite upon demand for its pro rata portion of the out-of-pocket expenses incurred, including attorney fees, trustee fees and foreclosure costs.

(3)	In the event that a Loan is in default, to pursue foreclosure proceedings, obtain a deed in lieu of foreclosure, and/or engage in negotiations to collect, forbear, modify, extend or otherwise modify the terms of the Loan. Ignite may prosecute such foreclosure proceedings on behalf of Lender and may, in its discretion, enter a credit bid at the foreclosure sale on behalf of the Participating Lenders. If Ignite purchases such Property on behalf of the Participating Lenders by credit bid, or if the Property is acquired through a deed in lieu of foreclosure, Ignite in its sole discretion is authorized by Lender to take title to the Property either in the name of the Participating Lenders as tenants in common, or in the name of an entity created by Ignite for the purpose of taking title to the property (a “Special Purpose Entity”). The Special Purpose Entity shall be owned by all of the Participating Lenders, with each Participating Lender owning a fractional interest in proportion to that Participating Lender’s beneficial interest in the Notes and Loans. One or more related loans, properties or transactions may be combined by Ignite into a single Special Purpose Entity if Ignite determines that combining such loans, properties or entities would be more practical for administration, management or disposition.

d.	In the event that the Participating Lenders acquire title to the property (or an interest in a Special Purpose Entity which owns the property), to manage, operate, maintain, improve, rent, market and sell the Property (either on its own or through a licensed realtor selected by Ignite) at the expense of the Participating Lenders. Upon approval of a Lender Majority, Ignite may sell the Property on behalf of the Participating Lenders at a price which may be below the cost- basis of the Participating Lenders collectively which may result in a loss for the Lender. Ignite may sell the property without Lender Majority if the net return to the Lenders is equal to or greater than a 100% capital return.

e.	If the Participating Lenders acquire the property through foreclosure or a deed in lieu of foreclosure, to create a reserve fund representing 10% of the outstanding principal balance of the Loans at the time of the foreclosure sale ("Reserve Fund Amount"). The Reserve Fund Amount will be funded by a loan obtained in the name of the Special Purpose Entity secured only by the Property. The total loan amount will consist of the Reserve Fund Amount plus closing costs and fees, points and an interest reserve for twenty-four (24) months. The Reserve Amount shall be used by Ignite on behalf of the Participating Lenders for the payment of Participating Lenders’ obligations of ownership such as foreclosure fees and expenses, loan application fees, entitlement fees, property taxes, assessments, association fees, management fees (including management fees to Ignite), maintenance fees, legal fees, litigation expenses, construction expenses and other expenses necessary to own, maintain, complete, operate, market or sell the property.

f.	The Lender approvals provided herein are given, inter alia, for the express purpose of satisfying the requirements of NAC 645B.073 and shall be automatically effective and operative upon the execution of a sufficient number of similar authorizations by Participating Lenders thereby constituting a Lender Majority. Ignite may, at its election (and shall if otherwise required by law), obtain approval of a Lender Majority prior to undertaking any of the matters set forth in this Agreement which require a vote of a Lender Majority.

4.	Bankruptcy of Borrower. In the event that the Borrower files for bankruptcy, Lender acknowledges that the bankruptcy may impair the collectability of certain amounts due pursuant to the terms of the Loans, and may otherwise delay Ignite’s performance of its services under this Agreement. Notwithstanding the above, Lender hereby authorizes Ignite to take whatever measures Ignite deems appropriate to protect the Lender’s interests in the bankruptcy proceedings. Such measures may include, without limitation: preparing and filing a Proof of Claim; requesting and negotiating “adequate protection” of Lender’s interests; moving the Bankruptcy Court to lift the automatic stay as to the Lender’s interests; objecting to the Borrower’s discharge of its obligations under the Loans; negotiating the approval or disapproval of the terms of a plan of reorganization; moving for the conversion or dismissal of the bankruptcy case; conducting discovery; instituting or defending adversary proceedings; or negotiating and executing a settlement with the Borrower subject to the approval of the Bankruptcy Court. Participating Lenders are responsible for all expenses and fees incurred as a result of bankruptcy by the Borrower.

5.	Compensation to Ignite.

a.	Origination Fees, Points. Ignite shall be entitled to revenues it obtains from Loans origination fees charged to the borrower in connection with the Loans pursuant to the loan documents. Lender shall have no right to, interest in, or responsibility for loan origination fees.

b.	Interest. Ignite shall retain a portion of the interest paid by the borrower on the Loans as partial compensation for servicing the Loans. The net interest rate paid to the Lender is disclosed in the Mortgage Investment Disclosure Form provided to Lender. Lender shall have no right, title or interest in the portion of the interest to which Ignite is entitled under the loan documents.

c.	Real Estate Owned (REO) Management Fee. If Participating Lenders acquire title through a foreclosure or deed in lieu of foreclosure, Ignite shall be entitled to an REO Management Fee of up to one percent (1%) of the outstanding balance of the Loans each calendar year, starting the calendar year upon the date of transfer of title to Participating Lenders (or transfer to the Special Purpose Entity).

d.	Asset Management Fee. If Participating Lenders acquire title through a foreclosure or deed in lieu of foreclosure, Ignite shall be entitled to an Asset Management Fee of up to five percent (5%) of the outstanding balance of the original Loan amount paid upon the final disposition (sale) of the property.

6.	Late Payments. Each Lender hereby acknowledges assumption fees, charges for returned checks due to insufficient funds, any default interest, or any other fees shall be collected in the ordinary course of servicing the Loans. In addition to the compensation set forth in Paragraph 5 above, if late fees are assessed against a borrower the Lender shall be entitled to the Investor Late Fee as disclosed in the Mortgage Investment Disclosure Form provided to Lender and Ignite shall be entitled to the Late Charge to Ignite as disclosed in the Mortgage Investment Disclosure Form provided to Lender.

7.	Assignment. In the event the Lender desires to sell all or any part of its interest in the applicable Note and Deed of Trust, Ignite will undertake commercially reasonable steps to assist the Lender in finding potential buyers and completing the necessary documentation for the assignment. A fee of the greater of $750.00 or 10% of the principal amount of Lender’s beneficial interest in the Note will be deducted from the proceeds of sale and/or paid out-of-pocket by Lender to Ignite. Ignite does not represent, warrant or guarantee that a buyer will be located and Lender should consider its Loans funds to be illiquid. Should Lender not require assistance in finding a buyer, Ignite shall assess a $500.00 fee deducted from the selling price and/or paid out-of-pocket by Lender to Ignite as reimbursement for the expense of recording the assignment transaction and obtaining title insurance in the name of the buyer.

8.	Special Recordings. Lender acknowledges that any change of Lender’s vesting status (i.e. marriage, divorce, and/or death, transfer to trust or other entity will require a minimum fee of thirty dollars ($30.00) per change, plus recording costs. This fee must be paid by Lender prior to recording. It is the Lender’s responsibility to notify Ignite of any change in vesting status.

9.	Sale of Lender’s Position on Loan. At its discretion, Ignite may authorize the sale of the Lender’s beneficial interest in a Loan, without the consent of the Lender, provided that the position is sold for the full balance owed to the Lender including, but not limited to, principal and interest owed as of the date of sale.

10.	Confidentiality. The parties agree to keep all information related to this transaction confidential and will not disclose any such information to any third party without the written consent of the other party, except as necessary to facilitate the transaction in the ordinary course of business and as needed to consult with legal, accounting or other professionals to carry out the objectives of this Agreement. Lender acknowledges that all information relating to the borrower is proprietary and confidential, and the Lender agrees not to directly engage or conduct business in any manner with the borrower during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, without the prior written consent of Ignite. It is also acknowledged by the Lender that Ignite will not divulge to any Lender any personal information of any other Participating Lender, except for the name and contact address of other Lenders.

11.	Notice. Any required notice under this Agreement shall be effective upon actual delivery, or receipt of written notice by first class certified mail, return receipt requested, at the address of the applicable party.

12.	Legal Fees and Costs. A prevailing party shall be entitled to reimbursement of all reasonable attorney fees and costs in addition to any damages awarded in connection with the enforcement of this Agreement.

13.	Legal Advice Disclaimer and Disclosure. Lender acknowledges that Ignite has not and will not act as the Lender’s attorney or provide legal advice to the Lender, and that the Lender is encouraged to seek independent counsel in connection with any question the Lender may have concerning this Agreement, the Loans, Ignite’s form loan documents, or any other matter.

14.	Investment Advice Disclaimer and Disclosure. Lender acknowledges that Ignite has not and will not act as an investment advisor or provide investment advice to the Lender, and that the Lender is encouraged to seek independent investment advice in connection with any question the Lender may have concerning the investments offered by Ignite, the Lender’s investment objectives and risk tolerance, and the overall suitability of the investments offered by Ignite to the Lender. Lender and Ignite acknowledge that all Lender decisions are self-directed.

15.	Integration Clause and Jurisdiction. This document contains the entire agreement between the parties hereto and cannot be modified except by written amendment signed by both parties. This Agreement supersedes and replaces any other Loan Servicing Agreement between the parties governing the Loans. The invalidity of any portion of this Agreement shall in no way affect the remaining provisions thereof. This Agreement shall be interpreted in accordance with the laws of the State of Nevada without giving effect to the principles of conflict of laws.

16.	Limitations of Liability. Each Lender agrees that, subject to the provisions of Chapter 645B of the Nevada Revised Statutes:

a.	Ignite shall not be liable to Lender or any affiliate, member, manager, trustee, beneficiary, shareholder, officer or director of Lender (for purposes of this section only, such will collectively be referred to as Persons”) with respect to any action taken or not taken by it in the performance of its obligations under this Agreement except in the case of Ignite’s willful misconduct or gross negligence. The obligations of Ignite shall be determined solely by the express provisions of this Agreement. No representation, warranty, covenant, agreement obligation or duty of Ignite shall be implied with respect to this Agreement or Ignite’s services hereunder. Venue for any claim shall lie exclusively in the state or federal courts located in Clark County, Nevada.

b.	Ignite may conclusively rely, and shall be fully protected in acting or refraining from action, upon and need not verify the accuracy of any (i) oral instructions from any Person Ignite reasonably believes to be authorized to give such instructions, as to any matter for which the Lender’s written approval is not expressly required; and (ii) any written instruction, notice, order, request, direction, certificate, opinion or other instrument or document believed by Ignite to be genuine.

c.	Ignite may consult with counsel with regard to legal questions arising out of or in connection with this Agreement, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by Ignite in reasonable reliance, in good faith, and in accordance therewith; provided however that if the Majority Lenders give written instructions to Ignite which conflict with any advice or opinion of Ignite’s counsel, Ignite shall follow such instructions (unless such instructions violate the express terms of this Agreement, violate the law or subject Ignite to liability) and shall be fully protected in acting or refraining to act thereon.

d.	No provision of this Agreement shall require Ignite to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under this Agreement. Lenders each agree, jointly and severally, to indemnify Ignite and its managers, members, employees, directors, officers, agents, attorneys, and affiliates (each such person, including Ignite, is referred to as “Indemnified Party”) and hereby release such Indemnified Parties, from and against any losses, claims, damages and liabilities, suits and demands of every kind, nature and description, joint or several, to third parties or to such Indemnified Party (including all reasonable legal or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) (“Damages”), to which such Indemnified Party, in connection with its services or rising out of this Agreement may be liable or caused by or arising out of any act or failure to act hereunder by an Indemnified Party so long as Ignite is acting in good faith under this Agreement and the Indemnified Parties are not grossly negligent and have not engaged in willful misconduct.

17.	Term of Agreement. This Agreement shall remain in effect for a period of five (5) years after all of the Lender’s rights, title and privileges under the applicable Loan(s) subject hereto have been discharged and satisfied in full. Notwithstanding the foregoing, either party may terminate this Agreement without cause upon thirty (30) days prior written notice to the other party following the liquidation of all of the Lender’s interest under the Loans; or as the parties shall mutually agree.

18.	Miscellaneous. Lender represents and warrants that this Agreement has in all respects been duly authorized, executed and delivered by and on behalf of Lender. This Agreement may not be modified (exception being nonmaterial changes) or amended or any term or provision hereof waived or discharged, except in writing, signed by the party against whom such modification, waiver or discharge is sought to be enforced, provided however, that Ignite may amend this Agreement at any time in the future by giving Lender notice of such amendment, which notice shall be effective to amend this Agreement unless Lender objects to such amendment within 30 business days of the date of such notice, in writing to Ignite. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

NON-BINDING ARBITRATION AGREEMENT AND CLASS ACTIONS: PLEASE READ CAREFULLY

(A)	NON-BINDING ARBITRATION AGREEMENT

Lender and Ignite Funding agree that all controversies which may arise concerning any transaction or the construction, performance or breach of this Agreement or any agreement pertaining to trust deed investing, whether entered into prior, on or subsequent to the date hereof, shall be determined by non-binding arbitration. Any non-binding arbitration under this Agreement shall be conducted pursuant to the Federal Arbitration Act and the laws of the State of Nevada before the American Arbitration Association located in Clark County, Nevada in accordance with the rules of the selected organization.

(B)	CLASS ACTIONS

No person shall bring a class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a class action lawsuit, or who is a member of a class who has not opted out of the class with respect to any claims encompassed by the class action until: (1) the class certification is denied; (2) the class is decertified; or (3) the person is excluded from the class by the court.

IN WITNESS WHEREOF, the parties hereto being fully authorized have executed this agreement to be effective as of the day and year first above written and executed.

LENDER

Sample Docs	Date

IGNITE FUNDING

____________________________________
John Gutke, manager

6	Lender Initials _________